Harvest Energy Trust – News Release
(HTE.UN – TSX; HTE - NYSE)

HARVEST ENERGY TRUST ANNOUNCES CLOSING OF BOUGHT DEAL EQUITY AND CONVERTIBLE DEBENTURE FINANCING

NOT FOR DISTRIBUTION IN THE UNITED STATES OR OVER U.S. NEWSWIRE SERVICES

Calgary, November 22, 2006 (TSX: HTE.UN, NYSE: HTE) – Harvest Energy Trust ("Harvest") has closed its previously announced equity and convertible debenture financing. Upon closing, a total of 9,499,000 trust units (the "Trust Units") were issued at a price of Cdn$27.25 per Trust Unit, and $379,500,000 principal amount of 7.25% convertible unsecured subordinated debentures (the "Debentures") were issued for gross proceeds of Cdn$638,347,750 and net proceeds of Cdn$610,225,362, which includes the full exercise by the underwriters of their over-allotment option to purchase additional Trust Units and Debentures.

The net proceeds from this financing were used to repay indebtedness incurred to fund the acquisition of North Atlantic Refining Limited. Harvest has fully repaid its $450 million Unsecured Senior Bridge Facility, repaid approximately $60 million of its $350 million Senior Secured Bridge Facility and reduced the drawn portion on its three year extendible revolving credit facility by $100 million. On November 20, 2006, Harvest’s lenders unanimously agreed to amend the mandatory repayment terms of the $350 million Senior Secured Bridge Facility to enable $100 million of net proceeds from the above offering to be retained by Harvest for general corporate purposes.

Purchasers of the Trust Units offered hereunder are entitled to receive the previously announced distribution of $0.38 per trust unit, payable on December 15, 2006 to unitholders of record on November 22, 2006. The Debentures have a face value of $1,000 per debenture, a coupon of 7.25%, a maturity date of September 30, 2013 and are convertible into Trust Units at the option of the holder at a conversion price of $32.20 per Trust Unit.

The financing was underwritten by a syndicate of underwriters co-led by CIBC World Markets Inc. and TD Securities Inc., and including RBC Capital Markets, Scotia Capital Inc., BMO Capital Markets, HSBC Securities (Canada) Inc., National Bank Financial Inc., FirstEnergy Capital Corp. and Canaccord Capital Corporation.

The Units have not been and will not be registered under the United States Securities Act of 1933 and state securities law and may not be offered or sold in the United States except pursuant to an exemption from the registration requirement of the United States Securities Act of 1933 and state securities law. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Harvest is one of Canada's largest energy trusts offering exposure to both upstream and downstream (refining) operations. We are focused on identifying opportunities to create and deliver value to unitholders through monthly distributions and unit price appreciation. With an active acquisition program and the technical approach taken to maximizing our assets, we strive to grow cash flow per unit. Harvest is a sustainable trust with an average economic life of approximately 16 years, and current production from our oil and gas business weighted approximately 70% to crude oil and liquids and 30% to natural gas. Harvest trust units are traded on the Toronto Stock Exchange ("TSX") under the symbol "HTE.UN" and on the New York Stock Exchange ("NYSE") under the symbol "HTE".

ADVISORY

PRESS RELEASE		November 22, 2006
HARVEST ENERGY TRUST	Page 2 of 2

Certain information in this press release, including management’s assessment of future plans and operations, contains forward-looking information that involves risk and uncertainty. Such risks and uncertainties include, but are not limited to, risks associated with: imprecision of reserve estimates; conventional oil and natural gas operations; the volatility in commodity prices and currency exchange rates; risks associated with realizing the value of acquisitions; general economic, market and business conditions; changes in environmental legislation and regulations; the availability of sufficient capital from internal and external sources; and, such other risks and uncertainties described from time to time in Harvest’s regulatory reports and filings made with securities regulators. The acquisition of a refining business adds the following risks and uncertainties, including but not limited to: the volatility between the prices for crude oil purchased and products sold (the "crack spread"), refinery operating risks such as spills and discharges of petroleum or hazardous substances, competition from other refiners and petroleum product marketers, crude oil supply interruptions, loss of key personnel and labour disruptions.

Forward-looking statements in this press release may include, but are not limited to, closing of the equity and convertible debenture financing, future cash distribution, production volumes, operating costs, commodity prices, capital spending, access to credit facilities, and regulatory changes. For this purpose, any statements that are contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements often contain terms such as "may", "will", "should", "anticipate", "expects" and similar expressions.

Readers are cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated. Harvest assumes no obligation to update forward-looking statements should circumstances or management’s estimates or opinions change. Forward-looking statements contained in this press release are expressly qualified by this cautionary statement.

Investor & Media Contacts:

John Zahary President & CEO	Robert Fotheringham Vice President, Finance & CFO
Cindy Gray Manager, Investor Relations

Corporate Head Office:
Harvest Energy Trust
2100, 330 – 5th Avenue S.W.
Calgary, AB Canada T2P 0L4

Phone: (403) 265-1178
Toll Free: (866) 666-1178
Fax: (403) 265-3490
Email: information@harvestenergy.ca
Website: www.harvestenergy.ca